Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS STRONG 2011 SECOND QUARTER
RESULTS OF OPERATING EBITDA OF €50.1 MILLION ($72.1 MILLION) AND
NET INCOME OF €14.4 MILLION ($20.7 MILLION) OR €0.32 ($0.46) PER BASIC SHARE
NEW YORK, NY, August 2, 2011 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the second quarter ended June 30, 2011. Operating EBITDA in the second quarter of 2011 was €50.1 million ($72.1 million), compared to €62.1 million ($79.1 million) in the second quarter of 2010 and €50.8 million ($69.5 million) in the first quarter of 2011. Operating EBITDA is defined beginning on page 4 of this press release and reconciled to net income on page 8 of the financial tables in this press release.
In the current quarter, total revenues were €231.2 million ($332.9 million), compared to €240.2 million ($305.8 million) in the comparative quarter of 2010. We reported net income of €14.4 million ($20.7 million), or €0.32 ($0.46) per basic share, for the second quarter of 2011, compared to net income of €12.4 million ($15.8 million), or €0.34 ($0.43) per basic share, in the second quarter of 2010 and net income of €29.1 million ($39.8 million), or €0.66 ($0.90) per basic share in the first quarter of 2011.
Summary Financial Highlights

	Q2	Q1	Q2	1H	1H
	2011	2011	2010	2011	2010
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€217.3	€210.5	€228.3	€427.7	€399.4
Energy revenues	13.9	13.7	11.9	27.6	21.1
Operating income	36.2	36.6	47.9	72.9	65.9
Operating EBITDA	50.1	50.8	62.1	100.9	93.9
Unrealized gain (loss) on derivative instruments	(2.3)	12.2	(4.5)	9.9	(11.0)
Foreign exchange gain (loss) on debt	0.3	1.1	(9.4)	1.5	(14.6)
Income tax benefit (provision)	(3.6)	(0.8)	(1.3)	(4.4)	(1.5)
Net income attributable to common shareholders	14.4	29.1	12.4	43.4	4.9
Net income per share attributable to common shareholders
Basic	€0.32	€0.66	€0.34	€0.97	€0.13
Diluted	€0.26	€0.52	€0.23	€0.77	€0.11
Common shares outstanding at period end (000s)	45,828	45,386	36,551	45,828	36,551

Summary Operating Highlights

	Q2	Q1	Q2	1H	1H
	2011	2011	2010	2011	2010
Pulp Production (‘000 ADMTs)	367.9	358.6	359.7	726.5	689.1
Scheduled Production Downtime (‘000 ADMTs)	16.2	3.7	17.0	19.9	35.2
Pulp Sales (‘000 ADMTs)	357.6	349.0	365.0	706.6	697.9
Average NBSK pulp list price in Europe ($/ADMT)	1,017	960	957	988	908
Average NBSK pulp list price in Europe (€/ADMT)	706	702	752	704	684
Average pulp sales realizations (€/ADMT)	599	593	618	596	565
Energy Production (‘000 MWh)	419.6	407.8	382.5	827.3	720.3
Energy Sales (‘000 MWh)	175.9	157.9	144.2	333.8	251.3
Average Spot Currency Exchange Rates:
€ / $(1)	0.6946	0.7304	0.7865	0.7122	0.7547
C$ / $(1)	0.9677	0.9856	1.0277	0.9765	1.0345
C$ / €(2)	1.3934	1.3487	1.3073	1.3711	1.3739

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are pleased with the strong second quarter as we achieved Operating EBITDA of €50.1 million and net income of €14.4 million, despite a 5% decline of the U.S. dollar versus the Euro from the first quarter and some seasonal softening of markets towards the end of the quarter.”
Mr. Lee continued: “NBSK list prices continued to be strong in the second quarter, as list prices increased in Europe by $45 to $1,025 per ADMT and in North America and China by $50 and $30 to $1,040 and $920 per ADMT, respectively. The seasonal summer slowdown has resulted in softer demand with prices in China and North America declining in August to about $830 and $990, respectively. However, since current inventory levels are well balanced at around 28 days, we expect NBSK pulp prices to generally remain strong over the near term.”
Mr. Lee added: “Our mills continued to perform well in the second quarter. Our Rosenthal mill achieved record pulp production in the second quarter and both our German mills achieved record pulp production in the first half of 2011. Our German mills also achieved record energy sales in the second quarter. Overall, we anticipate energy sales to continue to increase at all of our mills in the second half of 2011.”
Mr. Lee continued: “We are also pleased with the progress of our continuing deleveraging strategy. During the quarter, we announced the redemption of all of our outstanding $37.0 million 2012 8.5% convertible notes. In July, these were converted into approximately 11.2 million shares. After giving pro-forma effect to such conversion, at June 30, 2011, our net debt (debt minus cash on hand) to equity ratio for our restricted group was 0.3 to 1 and, on a consolidated basis, was 1.9 to 1.”

Mr. Lee added: “We have now completed the feasibility studies regarding converting our mills into ‘swing mills’ able to produce both NBSK and dissolving pulp. The studies were generally favorable and did not identify any material technical impediments. However, we have determined that, as a result of significant new dissolving capacity coming online, certain ongoing technical and equipment developments and other available opportunities, including for enhanced power generation, to defer proceeding at this time. We will continue to closely monitor developments and the opportunity.”
Mr. Lee concluded: “With our mills running at near historic production levels and current continued strong NBSK pulp prices, we are well positioned to generate strong returns for the balance of 2011.”
Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010
Total revenues for the three months ended June 30, 2011 decreased slightly to €231.2 million ($332.9 million) from €240.2 million ($305.8 million) in the same period in 2010, primarily due to lower pulp revenues, partially offset by higher energy revenues. Pulp revenues for the three months ended June 30, 2011 decreased to €217.3 million from €228.3 million in the comparative period of 2010, primarily due to a weaker U.S. dollar more than offsetting higher U.S. list pulp prices. The U.S. dollar was approximately 12% weaker versus the Euro in the current quarter compared to the same quarter of last year. Energy revenues increased by approximately 17% in the current quarter to a record €13.9 million from €11.9 million in the same quarter last year, primarily as a result of record energy sales at our German mills, combined with increased energy sales at our Celgar mill resulting from the Celgar Green Energy Project.
Pulp production increased to 367,914 ADMTs in the current quarter, from 359,694 ADMTs in the same quarter of 2010, primarily due to record levels of production at our Rosenthal mill and only 11 days of scheduled maintenance downtime at our Celgar mill in the current quarter, compared to 12 days in the second quarter of 2010.
Pulp sales volume decreased to 357,585 ADMTs in the current quarter from 365,002 ADMTs in the comparative period of 2010, primarily as a result of an earlier seasonal market slowdown this year. Average pulp sales realizations decreased to €599 per ADMT in the second quarter of 2011, compared to €618 per ADMT in the same period last year, primarily due to a weaker U.S. dollar relative to the Euro.
Costs and expenses in the second quarter of 2011 increased marginally to €195.0 million from €192.3 million in the comparative period of 2010, primarily due to slightly higher fiber costs at our German mills. Our costs and expenses in the current quarter included approximately €7.7 million for regularly scheduled maintenance costs. Several competing producers and members of the peer group that we benchmark our performance against now report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed. Such costs are not charged to EBITDA by the peer group companies and are expensed as depreciation.

On average, our per unit fiber costs in the quarter increased by approximately 4% from the same period in 2010, primarily due to slightly higher fiber costs at our German mills as a result of strong demand for sawmill residuals and pulp logs in the early part of the second quarter of 2011. As we move into the second half of the year, we expect fiber prices for our German mills to be stable as the German fiber market is currently well balanced. We expect fiber prices at our Celgar mill to marginally increase in the short term due to a seasonal decrease in the availability of sawmill residuals.
For the second quarter of 2011, operating income decreased to €36.2 million from €47.9 million in the comparative quarter of 2010, primarily due to lower pulp revenues resulting from a weaker U.S. dollar and lower sales volumes.
Interest expense in the second quarter of 2011 decreased to €14.9 million from €16.9 million in the comparative quarter of 2010, primarily due to reduced levels of debt associated with the Stendal mill and a weaker U.S. dollar versus the Euro.
Our Stendal mill recorded an unrealized loss of €2.3 million on our interest rate derivatives in the current quarter, compared to an unrealized loss of €4.5 million in the same quarter of last year. We recorded a foreign exchange gain on our debt of €0.3 million in the second quarter of 2011 compared to a loss of €9.4 million in the same period last year.
In the second quarter of 2011, the noncontrolling shareholder’s interest in the Stendal mill’s income was €1.5 million, compared to income of €3.6 million in the same quarter last year.
In the second quarter of 2011, Operating EBITDA decreased to €50.1 million from €62.1 million in the second quarter of 2010, primarily due to a weaker U.S. dollar relative to both the Euro and the Canadian dollar. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 8 of the financial tables included in this press release.
We reported net income attributable to common shareholders of €14.4 million, or €0.32 per basic and €0.26 per diluted share, for the second quarter of 2011, which included a non-cash unrealized loss of €2.3 million on the Stendal interest rate derivatives and a €0.3 million non-cash foreign exchange gain on our debt. In the second quarter of 2010, we reported net income attributable to common shareholders of €12.4 million, or €0.34 per basic and €0.23 per diluted share, which included a non-cash unrealized loss of €4.5 million on the Stendal interest rate derivatives and a non-cash foreign exchange loss of €9.4 million on our debt.
Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010
Total revenues for the six months ended June 30, 2011 increased to €455.4 million ($639.4 million) from €420.5 million ($558.6 million) in the same period in 2010. Pulp revenues for the six months ended June 30, 2011 increased by approximately 7% to €427.7 million from €399.4 million in the comparative period of 2010, due to higher pulp prices and sales volumes, partially offset by a weaker U.S. dollar. The U.S. dollar was approximately 5% weaker versus the Euro in the first half of 2011, compared to the same period of 2010. Energy revenues increased by approximately 31% to a record €27.6 million in the first half of 2011 from €21.1 million in the comparable period of 2010, primarily as a result of energy sales from the Celgar Green Energy Project.
Operating EBITDA increased by approximately 7% to €100.9 million in the first half of 2011 from €93.9 million in the first half of 2010. See the discussion of our results for the second quarter of 2011 for additional information relating to Operating EBITDA and page 8 of the financial tables for a reconciliation to net income (loss) attributable to common shareholders.

We reported net income attributable to common shareholders of €43.4 million, or €0.97 per basic and €0.77 per diluted share, for the first half of 2011, which included a non-cash unrealized gain of €9.9 million on the Stendal interest rate derivatives and a €1.5 million non-cash foreign exchange gain on our debt, partially offset by a non-cash charge for stock compensation of €2.5 million. In the first half of 2010, we reported net income attributable to common shareholders of €4.9 million, or €0.13 per basic and €0.11 per diluted share, which included a non-cash unrealized loss of €11.0 million on the Stendal interest rate derivatives and a non-cash foreign exchange loss of €14.6 million on our debt.
Liquidity and Capital Resources
The following table is a summary of selected financial information for the periods indicated:

	As at June 30,		As at December 31,
	2011		2010
	(in thousands)
Financial Position
Cash and cash equivalents	€151,795		€99,022
Working capital	238,521		231,683
Property, plant and equipment	824,060		846,767
Total assets	1,229,956		1,216,075
Long-term liabilities	798,658	(1)	877,315
Total equity	273,856	(1)	213,563

(1)	€24.9 million of 8.5% convertible notes were converted into shares in July 2011.
As at June 30, 2011, we had approximately €26.3 million and C$28.2 million available under our Rosenthal and Celgar facilities, respectively. At June 30, 2011, the principal amount outstanding under the Stendal loan facility was €486.1 million.
Restricted Group
The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	As at June 30,		As at December 31,
	2011		2010
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€86,941		€50,654
Working capital	140,276		150,667
Property, plant and equipment	348,193		362,274
Total assets	665,955		662,944
Long-term liabilities	252,962	(1)	312,631
Total equity	326,245	(1)	289,141

(1)	€24.9 million of 8.5% convertible notes were converted into shares in July 2011.

Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Wednesday, August 3, 2011 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through September 2, 2011, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=997898CompanyID=MERC8e=1&mediakey=1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until September 2, 2011 through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/NewsReleases.asp.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.
APPROVED BY:

Jimmy S.H. Lee
Chairman & President
(604) 684-1099
David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	€151,795	€99,022
Receivables	104,235	121,709
Inventories	104,316	102,219
Prepaid expenses and other	10,689	11,360
Deferred income tax	24,928	22,570

Total current assets	395,963	356,880

Long-term assets
Property, plant and equipment	824,060	846,767
Deferred note issuance and other	9,933	11,082
Note receivable	—	1,346

	833,993	859,195

Total assets	€1,229,956	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€112,598	€84,873
Pension and other post-retirement benefit obligations	692	728
Debt	44,152	39,596

Total current liabilities	157,442	125,197

Long-term liabilities
Debt	708,895	782,328
Unrealized interest rate derivative losses	41,069	50,973
Pension and other post-retirement benefit obligations	23,048	24,236
Capital leases and other	11,242	12,010
Deferred income tax	14,404	7,768

	798,658	877,315

Total liabilities	€956,100	€1,002,512

EQUITY
Shareholders’ equity
Share capital	228,762	219,211
Paid-in capital	(5,609)	(3,899)
Retained earnings (deficit)	32,480	(10,956)
Accumulated other comprehensive income (loss)	34,715	31,712

Total shareholders’ equity	290,348	236,068

Noncontrolling interest (deficit)	(16,492)	(22,505)

Total equity	273,856	213,563

Total liabilities and equity	€1,229,956	€1,216,075

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues
Pulp	€217,274	€228,293	€427,732	€399,414
Energy	13,941	11,931	27,618	21,062

	231,215	240,224	455,350	420,476
Costs and expenses
Operating costs	172,535	168,275	335,890	308,684
Operating depreciation and amortization	13,869	14,106	27,945	27,830

	44,811	57,843	91,515	83,962
Selling, general and administrative expenses	8,632	9,955	18,862	18,050
Purchase (sale) of emission allowances	(32)	—	(202)	—

Operating income (loss)	36,211	47,888	72,855	65,912

Other income (expense)
Interest expense	(14,883)	(16,898)	(30,789)	(33,321)
Investment income (loss)	136	117	463	211
Foreign exchange gain (loss) on debt	342	(9,371)	1,453	(14,602)
Gain (loss) on extinguishment of debt	—	—	—	(929)
Gain (loss) on derivative instruments	(2,339)	(4,462)	9,904	(11,008)

Total other income (expense)	(16,744)	(30,614)	(18,969)	(59,649)

Income (loss) before income taxes	19,467	17,274	53,886	6,263
Income tax benefit (provision) — current	(1,478)	(1,319)	(2,297)	(1,523)
— deferred	(2,140)	—	(2,140)	—

Net income (loss)	15,849	15,955	49,449	4,740
Less: net loss (income) attributable to noncontrolling interest	(1,466)	(3,554)	(6,013)	115

Net income (loss) attributable to common shareholders	€14,383	€12,401	€43,436	€4,855

Net income (loss) per share attributable to common shareholders
Basic	€0.32	€0.34	€0.97	€0.13

Diluted	€0.26	€0.23	€0.77	€0.11

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€14,383	€12,401	€43,436	€4,855
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	2,339	4,462	(9,904)	11,008
Foreign exchange loss (gain) on debt	(342)	9,371	(1,453)	14,602
Loss (gain) on extinguishment of debt	—	—	—	929
Depreciation and amortization	13,929	14,176	28,067	27,997
Accretion expense (income)	289	514	759	945
Noncontrolling interest	1,466	3,554	6,013	(115)
Deferred income taxes	2,140	—	2,140	—
Stock compensation expense	471	227	2,539	733
Pension and other post-retirement expense, net of funding	7	138	(7)	332
Other	919	844	1,603	1,847
Changes in current assets and liabilities
Receivables	5,523	(28,798)	12,700	(45,942)
Inventories	(8,399)	(5,724)	(4,086)	(10,983)
Accounts payable and accrued expenses	(833)	5,377	24,555	13,332
Other	485	687	844	(594)

Net cash from (used in) operating activities	32,377	17,229	107,206	18,946

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(7,756)	(14,542)	(15,825)	(20,392)
Proceeds on sale of property, plant and equipment	27	162	380	549
Note receivable	375	579	771	495

Net cash from (used in) investing activities	(7,354)	(13,801)	(14,674)	(19,348)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	—	—	(30,351)	(8,250)
Repayment of capital lease obligations	(638)	(603)	(1,493)	(1,607)
Proceeds from borrowings of notes payable and debt	—	840	—	840
Proceeds from (repayment of) credit facilities, net	—	5,550	(14,652)	5,550
Proceeds from government grants	4,837	1,144	8,949	10,559

Net cash from (used in) financing activities	4,199	6,931	(37,547)	7,092

Effect of exchange rate changes on cash and cash equivalents	(668)	3,094	(2,212)	4,164

Net increase (decrease) in cash and cash equivalents	28,554	13,453	52,773	10,854
Cash and cash equivalents, beginning of period	123,241	48,692	99,022	51,291

Cash and cash equivalents, end of period	€151,795	€62,145	€151,795	€62,145

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.5% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and six months ended June 30, 2011 and 2010, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	June 30, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€86,941	€64,854	€—	€151,795
Receivables	51,854	52,381	—	104,235
Inventories	56,556	47,760	—	104,316
Prepaid expenses and other	6,745	3,944	—	10,689
Deferred income tax	24,928	—	—	24,928

Total current assets	227,024	168,939	—	395,963

Long-term assets
Property, plant and equipment	348,193	475,867	—	824,060
Deferred note issuance and other	6,064	3,869	—	9,933
Due from unrestricted group	84,674	—	(84,674)	—

Total assets	€665,955	€648,675	€(84,674)	€1,229,956

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€60,071	€52,527	€—	€112,598
Pension and other post-retirement benefit obligations	692	—	—	692
Debt	25,985	18,167	—	44,152

Total current liabilities	86,748	70,694	—	157,442

Long-term liabilities
Debt	208,744	500,151	—	708,895
Due to restricted group	—	84,674	(84,674)	—
Unrealized interest rate derivative losses	—	41,069	—	41,069
Pension and other post-retirement benefit obligations	23,048	—	—	23,048
Capital leases and other	6,766	4,476	—	11,242
Deferred income tax	14,404	—	—	14,404

Total liabilities	339,710	701,064	(84,674)	956,100

EQUITY
Total shareholders’ equity (deficit)	326,245	(35,897)	—	290,348
Noncontrolling interest (deficit)	—	(16,492)	—	(16,492)

Total liabilities and equity	€665,955	€648,675	€(84,674)	€1,229,956

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)

	December 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€50,654	€48,368	€—	€99,022
Receivables	70,865	50,844	—	121,709
Inventories	60,910	41,309	—	102,219
Prepaid expenses and other	6,840	4,520	—	11,360
Deferred income tax	22,570	—	—	22,570

Total current assets	211,839	145,041	—	356,880

Long-term assets
Property, plant and equipment	362,274	484,493	—	846,767
Deferred note issuance and other	6,903	4,179	—	11,082
Due from unrestricted group	80,582	—	(80,582)	—
Note receivable	1,346	—	—	1,346

Total assets	€662,944	€633,713	€(80,582)	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,015	€40,858	€—	€84,873
Pension and other post-retirement benefit obligations	728	—	—	728
Debt	16,429	23,167	—	39,596

Total current liabilities	61,172	64,025	—	125,197

Long-term liabilities
Debt	273,473	508,855	—	782,328
Due to restricted group	—	80,582	(80,582)	—
Unrealized interest rate derivative losses	—	50,973	—	50,973
Pension and other post-retirement benefit obligations	24,236	—	—	24,236
Capital leases and other	7,154	4,856	—	12,010
Deferred income tax	7,768	—	—	7,768

Total liabilities	373,803	709,291	(80,582)	1,002,512

EQUITY
Total shareholders’ equity (deficit)	289,141	(53,073)	—	236,068
Noncontrolling interest (deficit)	—	(22,505)	—	(22,505)

Total liabilities and equity	€662,944	€633,713	€(80,582)	€1,216,075

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended June 30, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€125,238	€92,036	€—	€217,274
Energy	5,701	8,240	—	13,941

	130,939	100,276	—	231,215

Operating costs	100,209	72,326	—	172,535
Operating depreciation and amortization	7,401	6,468	—	13,869
Selling, general and administrative expenses and other	5,301	3,331	—	8,632
Purchase (sale) of emission allowances	—	(32)	—	(32)

	112,911	82,093	—	195,004

Operating income (loss)	18,028	18,183	—	36,211

Other income (expense)
Interest expense	(6,433)	(9,684)	1,234	(14,883)
Investment income (loss)	1,305	65	(1,234)	136
Foreign exchange gain (loss) on debt	342	—	—	342
Gain (loss) on derivative instruments	—	(2,339)	—	(2,339)

Total other income (expense)	(4,786)	(11,958)	—	(16,744)

Income (loss) before income taxes	13,242	6,225	—	19,467
Income tax benefit (provision)	(2,851)	(767)	—	(3,618)

Net income (loss)	10,391	5,458	—	15,849
Less: net loss (income) attributable to noncontrolling interest	—	(1,466)	—	(1,466)

Net income (loss) attributable to common shareholders	€10,391	€3,992	€—	€14,383

	Three Months Ended June 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€124,840	€103,453	€—	€228,293
Energy	3,840	8,091	—	11,931

	128,680	111,544	—	240,224

Operating costs	95,870	72,405	—	168,275
Operating depreciation and amortization	7,628	6,478	—	14,106
Selling, general and administrative expenses and other	6,730	3,225	—	9,955

	110,228	82,108	—	192,336

Operating income (loss)	18,452	29,436	—	47,888

Other income (expense)
Interest expense	(7,957)	(10,116)	1,175	(16,898)
Investment income (loss)	1,285	7	(1,175)	117
Foreign exchange gain (loss) on debt	(9,371)	—	—	(9,371)
Gain (loss) on derivative instruments	—	(4,462)	—	(4,462)

Total other income (expense)	(16,043)	(14,571)	—	(30,614)

Income (loss) before income taxes	2,409	14,865	—	17,274
Income tax benefit (provision)	(334)	(985)	—	(1,319)

Net income (loss)	2,075	13,880	—	15,955
Less: net loss (income) attributable to noncontrolling interest	—	(3,554)	—	(3,554)

Net income (loss) attributable to common shareholders	€2,075	€10,326	€—	€12,401

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Six Months Ended June 30, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€240,464	€187,268	€—	€427,732
Energy	11,547	16,071	—	27,618

	252,011	203,339	—	455,350

Operating costs	186,200	149,690	—	335,890
Operating depreciation and amortization	15,015	12,930	—	27,945
Selling, general and administrative expenses and other	11,662	7,200	—	18,862
Purchase (sale) of emission allowance	(170)	(32)	—	(202)

	212,707	169,788	—	382,495

Operating income (loss)	39,304	33,551	—	72,855

Other income (expense)
Interest expense	(13,706)	(19,535)	2,452	(30,789)
Investment income (loss)	2,584	331	(2,452)	463
Foreign exchange gain (loss) on debt	1,453	—	—	1,453
Gain (loss) on derivative instruments	—	9,904	—	9,904

Total other income (expense)	(9,669)	(9,300)	—	(18,969)

Income (loss) before income taxes	29,635	24,251	—	53,886
Income tax benefit (provision)	(3,375)	(1,062)	—	(4,437)

Net income (loss)	26,260	23,189	—	49,449
Less: net loss (income) attributable to noncontrolling interest	—	(6,013)	—	(6,013)

Net income (loss) attributable to common shareholders	€26,260	€17,176	€—	€43,436

	Six Months Ended June 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€231,257	€168,157	€—	€399,414
Energy	7,215	13,847	—	21,062

	238,472	182,004	—	420,476

Operating costs	177,535	131,149	—	308,684
Operating depreciation and amortization	14,841	12,989	—	27,830
Selling, general and administrative expenses and other	11,571	6,479	—	18,050

	203,947	150,617	—	354,564

Operating income (loss)	34,525	31,387	—	65,912

Other income (expense)
Interest expense	(15,277)	(20,380)	2,336	(33,321)
Investment income (loss)	2,524	23	(2,336)	211
Foreign exchange gain (loss) on debt	(14,602)	—	—	(14,602)
Gain (loss) on extinguishment of debt	(929)	—	—	(929)
Gain (loss) on derivative instruments	—	(11,008)	—	(11,008)

Total other income (expense)	(28,284)	(31,365)	—	(59,649)

Income (loss) before income taxes	6,241	22	—	6,263
Income tax benefit (provision)	(495)	(1,028)	—	(1,523)

Net income (loss)	5,746	(1,006)	—	4,740
Less: net loss (income) attributable to noncontrolling interest	—	115	—	115

Net income (loss) attributable to common shareholders	€5,746	€(891)	€—	€4,855

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income (loss) attributable to common shareholders	€14,383	€12,401	€43,436	€4,855
Net income (loss) attributable to noncontrolling interest	1,466	3,554	6,013	(115)
Income taxes (benefits)	3,618	1,319	4,437	1,523
Interest expense	14,883	16,898	30,789	33,321
Investment (income) loss	(136)	(117)	(463)	(211)
Foreign exchange (gain) loss on debt	(342)	9,371	(1,453)	14,602
Loss on extinguishment of debt	—	—	—	929
Loss (gain) on derivative financial instruments	2,339	4,462	(9,904)	11,008

Operating income (loss)	36,211	47,888	72,855	65,912
Add: Depreciation and amortization	13,929	14,176	28,067	27,997

Operating EBITDA(1)	€50,140	€62,064	€100,922	€93,909

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Restricted Group
Net income (loss) attributable to common shareholders(1)	€10,391	€2,075	€26,260	€5,746
Income taxes (benefits)	2,851	334	3,375	495
Interest expense	6,433	7,957	13,706	15,277
Investment (income) loss	(1,305)	(1,285)	(2,584)	(2,524)
Foreign exchange (gain) loss on debt	(342)	9,371	(1,453)	14,602
Loss on extinguishment of debt	—	—	—	929

Operating income (loss)	18,028	18,452	39,304	34,525
Add: Depreciation and amortization	7,461	7,698	15,137	15,008

Operating EBITDA(2)	€25,489	€26,150	€54,441	€49,533

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

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